GREENPRO CAPITAL CORPORATION

PRE-APPROVAL OF ENGAGEMENTS FOR AUDIT AND
NON-AUDIT SERVICES BY THE PRIMARY EXTERNAL AUDITOR

APPROVED AS OF 23 March 2016

I. Background

Section 201 of the Sarbanes-Oxley Act of 2002 (the “Act”) prohibits certain activities by the external auditor of the Company which is charged with performing the audit of the Company’s financial statements for the purpose of expressing an opinion thereon (the “primary external auditor”). The Audit Committee (the “Committee”) of the Board of Directors of Greenpro Capital Corp. (the “Company”) will not approve nor will the independent auditor perform for the Company any services that constitute prohibited activities. The prohibited non-audited services are showed in Exhibit 1.

The Committee of the Company is responsible for the appointment, compensation and oversight of the work of independent auditor. As part of this responsibility and in compliance with applicable laws, regulations and listing standards, the Audit Committee must pre-approve the audit, audit-related, other services performed by the independent auditor and ensure that the provision of such services does not impair the auditor’s independence. All audit services, audit related services and non-audit services to be provided by the external auditor should be:

(i)	Approved by the Audit Committee as general pre-approval with the details of the particular services and do not delegate Audit Committee responsibilities to the management or

(ii)	Specifically approved by the Audit Committee as specific services (Specific pre-approval). These services may be entered into pursuant to this Preapproval Policy.

The Committee shall annually review and pre-approve the audit and non-audit services supplied by the external auditor as to the nature and scope of the services to see if any services may effects the auditors’ independence. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee with periodically revise the list of pre-approved services based on subsequent determinations.

II. Purpose

The Audit Committee of the Company has adopted this Auditor Services Pre-approval Policy (the “Policy”) as part of the Company’s comprehensive Corporate Governance Policy in order to provide the policies and procedures followed by the Audit Committee in reviewing and pre-approving audit, audit-related and non-audit services to be provided by the Company’s independent external auditor, and to disclose those policies and procedures to the Company’s shareholders. The policies and procedures in this policy are set forth as guidelines and they do not constitute requirements or create legal obligations. The Audit Committee may supplement or modify the policies and procedures as appropriate in its discretion, or it may choose to pre-approve External Auditor services in other ways that it deems advisable in its business judgement.

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III. Pre-approval Process

a.	Audit Services

The Audit Committee will approve that all audit services to be performed by the primary external auditor will be performed pursuant to a written engagement letter which outlines the scope and nature of the services and the fees to be paid for such services, and review the annual audit engagement terms and related fees to see if any change in terms, conditions and fees needed resulting from changes in audit scope.

In addition to the annual audit services engagement, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor can reasonably provide. The Audit Committee has pre-approved the audit services listed in Appendix A. All other audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

b.	Audit-Related Services

Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and/or the Company’s internal control over financial reporting and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of the audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor’s independence. The Audit Committee has pre-approved the audit-related services listed in Appendix B and all other audit-related services not listed in Appendix B must be specifically pre-approved by the Audit Committee.

c.	Non-audit services

The Audit Committee may grant preapproval for those permissible non-audit services classified as all other services that it believes would not impair the independence of the auditor and that are consistent with SEC’s rules on auditor independence, including those that are routine and recurring services. The Audit Committee has given policy-based preapproval for the other services listed in Appendix C.

All requests for non-audit services to be provided by the independent director that are not included in the pre-approval policy will be approved by the audit committee and include a detailed description of the services. Permissible all other services not listed in Appendix C must be specifically pre-approved by the Audit Committee.

A list of the Securities and Exchange Commission’s (“SEC”) prohibited non-audit services is attached to this Preapproval Policy as Exhibit 1. The Company will not engage its independent auditor for such services. The rules of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) should be consulted to determine whether there are possible exceptions of the prohibitions.

d.	Delegation of Authority

As provided in the Act, the Audit Committee may delegate pre-approval authority to one or more of its members. The Chairman of the Audit Committee is authorized to give specific pre-approval to any audit or non-audit services to be provided by the independent auditor. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor. All pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting for informational purpose only.

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Appendix A

Dated: March 23, 2016

Pre-Approved services

Pre-Approved Audit Services for Fiscal year 2016

●	Statutory audits or financial audits for subsidiaries or affiliates of the Company

●	Audit of the Company’s internal control over financial reporting

●	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

●	Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board (“FASB”), Public Company Accounting Oversight Board (“PCAOB”) or other regulatory or standard setting bodies

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Appendix B

Pre-Approved Audit-Related Services for Fiscal year 2016

●	Assistance with financial due diligence performed pertaining to potential business acquisitions/dispositions
Audit of pension and other benefit plans

●	Agreed-upon or expanded audit procedures or attestation services related to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters

●	Assistance with statutory financial reporting, such as providing technical advice and compliance (preparation) services in connection with required statutory filings.

●	Internal control, risk management and corporate governance reviews and assistance with associated reporting requirement

●	Review of the effectiveness of the internal audit function

●	General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act

●	Consultations by the Group’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, IASB, or other regulatory or standard-setting bodies. (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

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Appendix C

Pre-Approved All Other Services for Fiscal year 2016

●	Special projects

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Exhibit 1

Prohibited Non-audit Services include:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company;

2.	Financial information systems design and implementation;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal audit outsourcing services;

6.	Management functions or human resources;

7.	Broker or dealer, investment adviser, or investment banking services;

8.	Legal services, and expert services unrelated to the audit;

9.	Services provided for a contingent fee or commission;

10.	Services related to marketing, planning or opining in favor of the tax treatment of (i) a confidential transaction, or (ii) an aggressive tax position transaction that was initially recommended, directly or indirectly, by the primary external auditor; and

11.	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

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